Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE ORRSTOWN FINANCIAL SERVICES, INC.
2025 STOCK INCENTIVE PLAN

Pursuant to the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan (the “Plan”) as amended through the date hereof, Orrstown Financial Services, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named in the Summary of Grant delivered with this Award.  Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, no par value per share (the “Shares”), of the Company specified in the Summary of Grant, subject to the restrictions and conditions set forth herein, in the Summary of Grant and in the Plan.  The Summary of Grant shall also specify the date of which the grant is made (the “Grant Date”), the type of security granted, the vesting schedule and other specific details of the Award.  The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Share in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.

1.          Award. The shares of Restricted Stock awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the shareholder of record on the books of the Company.  Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.  The Grantee shall sign and deliver to the Company a copy of this Award Agreement.

2.          Restrictions and Conditions.

(a)        Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b)        Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c)       If the Grantee’s Service Relationship with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including due to death or disability) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.

3.          Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse once the Restricted Stock fully vests in accordance to the vesting schedule set forth in the Summary of Grant, so long as the Grantee remains in a Service Relationship on each applicable vesting date.  If a series of vesting dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Subsequent to such vesting date or dates, the Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.  The Administrator may at any time accelerate the vesting schedule specified in the Summary of Grant. Notwithstanding anything to the contrary herein or in the Plan, all outstanding shares of Restricted Stock shall become fully vested upon a Sale Event, subject to the Grantee’s continued Service Relationship through the consummation of such Sale Event.

4.         Dividends. Dividends on shares of Restricted Stock shall be paid to the Grantee; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the Grantee until and only to the extent the Restricted Stock Award vests.

5.         Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.        Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7.         Tax Withholding. The Grantee shall, not later than the date as of which this Award becomes includable in the gross income of the Grantee for income tax purposes, pay to the Company or its Affiliates, or make arrangements satisfactory to the Administrator for payment of, any U.S. federal, state, or local, and non-U.S. or other  taxes of any kind required by law to be withheld by the Company or its Affiliate with respect to the Award.  Except in the case where an election is made pursuant to Paragraph 8 below, the Administrator may require that the Company’s or Affiliate’s tax withholding obligation be satisfied, in whole or in part, by (i) the Company’s withholding from Shares to be issued or released pursuant to this Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment; or (ii) an arrangement whereby a certain number of Shares subject to the Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due. For the avoidance of doubt, a Grantee who is a non-employee service provider shall be solely responsible for such Grantee’s own tax liability on the date as of which this Award becomes includable in the gross income of the Grantee for income tax purposes.

8.          Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code.  In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company.  The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

9.        No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in a Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.

10.        Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.       Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

12.       Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.      Clawback Acknowledgement. The Grantee understands that if the Grantee is or becomes subject to the Orrstown Financial Services, Inc. Compensation Recovery Policy (the “Clawback Policy”), the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Grantee pursuant to such means as the Company and/or the Board may elect.  The Grantee agrees that the Grantee shall take all required action to enable such recovery. The Grantee understands that such recovery may be sought and occur after the Grantee’s Service Relationship terminates.  The Grantee further agrees that the Grantee is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Grantee hereby irrevocably agrees to forego such indemnification.  The Grantee acknowledges and agrees that the Grantee has received and has had an opportunity to review the Clawback Policy.  Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Grantee shall not be deemed (i) an event giving rise to a right to resign for “good reason”, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Grantee or (ii) to constitute a breach of a contract or other arrangement to which the Grantee is a party.  Further, to the extent that any Grantee receives any amount in excess of the amount that the Grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Administrator may require the Grantee to repay any such excess amount to the Company.  This Section 13 is a material term of this Agreement[ and is only applicable to officers of the Company who are deemed to be officers under Section 16 of the Exchange Act].

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Title: President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	As provided on Global Shares	Executed through Global Shares
Grantee’s Signature

Grantee’s name and address:

As provided on Global Shares

As provided on Global Shares

As provided on Global Shares